SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Intralase Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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Filed by IntraLase Corp. Pursuant to Rule 14a-12 under the Securities Exchange Act of 1934 Subject Company: IntraLase Corp. Commission File No. 000-50939

January 8, 2007

To:	All IntraLase Corp. employees
From:	Jim Mazzo, chairman, president and CEO, Advanced Medical Optics

As you know, Advanced Medical Optics (AMO) recently announced a plan to acquire IntraLase Corp. and define a new standard of care in corneal refractive surgery.

We have long admired IntraLase and you should all be commended on the exceptional reputation you have earned in the ophthalmic community. I frequently speak to surgeons who say nothing but exemplary things about the IntraLase brand, technology and people, and as a result, I think the union between our companies both technologically and culturally will be an ideal one.

Over the coming weeks and months, you will hear a lot more about AMO to get a better understanding about our people, products and culture.

•	We are a global vision care leader with superior, differentiated products delivered through an efficient global infrastructure.

•	We offer eye care professionals the “complete refractive solution” and are uniquely positioned to capitalize on higher-growth, premium markets driven by demographics and technology.

•	We have a commitment to innovation and are building a pipeline of promising new technologies to stimulate growth across all businesses.

•	We have a strong history of delivering technologically superior products and are well positioned for sustained growth.

All of us at AMO are very excited about the acquisition, and we hope you share our enthusiasm for what lies ahead. The combination of well-recognized brands, leading technologies, experienced management and employees, and a worldwide presence in both the ophthalmic surgical and eye care marketplaces will create a large, focused ophthalmic medical device company with a leadership position across most product categories.

As we work toward finalizing the acquisition, Jane Rady, AMO corporate vice president, strategic and corporate development, and Bernard Haffey, IntraLase executive vice president and chief commercial officer, will be on point to lead a team of senior managers from both organizations who will work together on the integration. We plan to retain the IntraLase facility in Irvine.

We know that you have questions about how this change might affect you. While many of the details regarding the acquisition have yet to be finalized, we are committed to open communication with you and will provide new information as soon and as frequently as possible.

We look forward to communicating with you regarding additional details in the weeks to come.

Sincerely,

Jim Mazzo

Chairman, President & CEO

Advanced Medical Optics, Inc.

Where You Can Find Additional Information About the Proposed Acquisition

IntraLase will file a proxy statement and other relevant documents concerning the proposed acquisition with the Securities and Exchange Commission, or SEC. Investors and security holders are urged to read the proxy statement when it becomes available and any other relevant documents filed with the SEC because they will contain important information. This proxy statement will be mailed to IntraLase’s stockholders. Members of the public will be able to obtain the documents free of charge at the website maintained by the SEC at www.sec.gov. In addition, free copies of IntraLase’s public filings may be obtained by directing a request to Investor Relations, Krista Mallory at (949) 859-5230, ext. 260.

IntraLase and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from stockholders of IntraLase in favor of the proposed Merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of IntraLase’s stockholders in connection with the proposed transaction will be set forth in IntraLase’s proxy statement for its special meeting. Additional information regarding these individuals and any interest they have in the proposed transaction will be set forth in the definitive proxy statement when it is filed with the SEC.